Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of CRC Crystal Research Corporation., of our report dated February 26, 2008 on our audit of the financial statements of CRC Crystal Research Corporation. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for December 31, 2007, 2006 and inception on March 22, 1993 through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
May 29, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501